Exhibit 99.2

FOR IMMEDIATE RELEASE

SANMINA CORPORATION ANNOUNCES PROPOSED OFFERING OF SENIOR SECURED NOTES

SAN JOSE, CA – May 20, 2014 – Sanmina Corporation (NASDAQ GS: SANM) announced today that it intends to offer, subject to market and other conditions, $350,000,000 aggregate principal amount of senior secured notes due 2019, through an offering in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.  The notes will be fully and unconditionally guaranteed on a senior secured basis by substantially all of Sanmina’s domestic subsidiaries.  The notes and guarantees will be secured by a first-priority lien on certain of Sanmina’s and its guarantor subsidiaries’ tangible and intangible assets and real property and by a second-priority lien on certain of Sanmina’s and its guarantor subsidiaries’ assets, including accounts receivable and inventory secured its asset-backed credit facility.  The interest rate and other terms for the notes are to be determined by negotiations between Sanmina and the initial purchasers of the notes.

Sanmina intends to use the net proceeds of this offering, together with cash on hand and borrowings under its credit facility, to fund the tender offer for any and all of its outstanding 7% Senior Notes due 2019.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.